united national
group, ltd.

PRESS RELEASE

Release Date: September 24, 2004

UNITED NATIONAL CLARIFIES EXPOSURE TO
THE CONVERIUM GROUP OF REINSURERS

George Town, Grand Cayman, Cayman Islands, September 24, 2004 – United National Group, Ltd. (Nasdaq: UNGL) announced today that a recent research report incorrectly described United National’s exposure to reinsurance receivables from Converium Reinsurance (North America).

As United National stated during its earnings call for the quarter ended June 30, 2004 (a webcast of which has been continuously available on United National’s website since August 4th) and as was evidenced in the Company’s Annual Report on Form 10-K for 2003 as filed with United States Securities and Exchange Commission, as of December 31, 2003, United National did not have aggregate unsecured reinsurance recoverables that exceeded 3% of it shareholder’s equity from the Converium group of reinsurers. Furthermore, United National is announcing today that as of June 30, 2004, the amount of its aggregate unsecured reinsurance receivables from the Converium group of reinsurers is less than $0.5 million.

About United National Group, Ltd.:
United National Group, Ltd. is a holding company formed under the laws of the Cayman Islands that, through its wholly owned operating subsidiaries, is a specialty property and casualty insurer with a 44-year operating history in the specialty insurance markets. Its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Safe Harbor statement: Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology, or by discussions of strategy. United National Group, Ltd.’s business and operations are subject to a variety of risks, and uncertainties and other factors. Consequently, actual results may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) ineffectiveness of United National Group, Ltd.’s business strategy due to changes in current or future market conditions, (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products, (3) greater frequency or severity of claims and loss activity than United National Group, Ltd.’s underwriting, reserving or investment practices have anticipated, (4) decreased level of demand for United National Group, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers. United National Group, Ltd. makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Contact:
Kevin L. Tate
Chief Financial Officer
Phone: 610-660-6813